EXHIBIT 99.1

Monarch Casino & Resort Reports All-Time Record 2022 Third Quarter Financial Results

RENO, Nev., Oct. 19, 2022 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported record operating results for the third quarter ended September 30, 2022, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Increase	2022	2021	Increase
Net revenue	$133,727	$111,630	19.8%	$357,334	$284,309	25.7%

Net income(1)	$27,493	$22,314	23.2%	$65,046	$48,617	33.8%

Adjusted EBITDA(3)	$51,694	$40,279	28.3%	$125,497	$98,279	27.7%

Basic earnings per share	$1.45	$1.20	20.8%	$3.43	$2.62	30.9%
Diluted earnings per share(2)	$1.41	$1.15	22.6%	$3.33	$2.51	32.7%

  Net Income was negatively impacted by legal and consulting costs, related to the ongoing litigation with the Monarch Black Hawk general contractor, PCL Construction Services, Inc. The impact during the third quarter of 2022 and 2021 was $2.8 million and $1.5 million, respectively, and the impact during the first nine months of 2022 and 2021 was $6.5 million and $3.0 million, respectively.
  Diluted EPS was negatively impacted by legal and consulting costs, related to the ongoing litigation with the Monarch Black Hawk general contractor, PCL Construction Services, Inc. The impact during the third quarter of 2022 and 2021 was $0.14 and $0.08 per share, respectively, and the impact during the first nine months of 2022 and 2021 was $0.33 and $0.15 per share, respectively.
  Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Our strong operating momentum continued in the 2022 third quarter as we generated all-time quarterly record financial results, including a 28% increase in Adjusted EBITDA over the previous record, set in the same quarter a year ago. The ramp-up of our expanded and enhanced Black Hawk property continues at a robust pace, resulting in market share gains that were complemented by solid performance at our Atlantis in Reno. Over the last year, with the completion of Monarch Black Hawk expansion, we have continued to fine-tune all aspects of our business and are operating more efficiently and effectively than ever before.

"Net revenue and Adjusted EBITDA of $133.7 million and $51.7 million, respectively, were all-time quarterly records. We also delivered a record Adjusted EBITDA margin of 38.7%. We are not at full employment at either property and continue to face a challenging labor market. Even so, our team strives to deliver the full array of amenities and industry-leading services that our guests have come to expect from Monarch.

“In Black Hawk, we continue to gain a greater share of the market’s most valuable customers. Given the property’s upscale design and amenities, we believe we have a long runway ahead to fully unlock its potential. Another driver of our success in Black Hawk is our state-of-the-art sports betting offering, which has attracted new customers who are staying and playing with us. We will continue to aggressively court this new cohort to further capture their entertainment spend going forward.

“Atlantis continues to deliver strong results. Our primary focus remains the ongoing enhancement of the property. Guests’ response to the recently upgraded and redesigned rooms in the first hotel tower has been very positive. In addition, we just completed and opened new upscale retail space. We are planning a renovation of the second Atlantis hotel tower early in 2023, as well as several other capital projects, which will ensure that the Atlantis remains Reno’s preferred destination for casino resort gaming entertainment.

“Using cash flow from operations, we’ve now paid down a substantial portion of our debt. Given our continued cash flow growth and low leverage, we are evaluating a full range of capital allocation options, including potential share repurchases under our existing 2.9 million share repurchase authorization and potential dividend. We continue to look for opportunities to bring our success in Reno and Black Hawk to a new market and will move aggressively when the right opportunity presents itself. We continue to work on enhancing the value of our business and rewarding our loyal stockholders.”

Summary of 2022 Third Quarter Operating Results
In the 2022 third quarter, the Company generated net revenue of $133.7 million, an increase of 19.8% from $111.6 million in the prior-year quarter. Casino, food and beverage (“F&B”), and hotel revenues increased 20.3%, 20.6% and 19.9% year over year, respectively. The increase in revenues was driven by the ongoing growth in business at Monarch Black Hawk, as well as continued strength at Atlantis.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2022 were $25.7 million compared to $21.7 million in the prior-year period, driven primarily by increases in labor expense, utility expense and advertising expense at Monarch Black Hawk. As a percentage of net revenue, SG&A expense decreased to 19.2% compared to 19.4% in the prior-year period. Casino operating expense as a percentage of casino revenue decreased to 33.1% during the third quarter of 2022 from 33.3% in the prior-year period. F&B operating expense as a percentage of F&B revenue decreased to 72.4% during the third quarter of 2022 from 77.6% in the prior-year period due to ongoing efforts to align menu prices with increased commodity prices and labor costs. Hotel operating expense as a percentage of hotel revenue decreased to 34.2% in the third quarter of 2022 compared to 38.5% in the same period a year ago, primarily due to the continued ramp-up of the hotel operations in Black Hawk.

Net income for the third quarter of 2022 increased 23.2% and diluted EPS increased 22.6% compared to the same period last year. The Company generated consolidated Adjusted EBITDA of $51.7 million, an increase of $11.4 million, or 28.3%, over the same period a year ago.

Credit Facility and Liquidity
Capital expenditures of $5.3 million in the third quarter of 2022, funded from operating cash flows, included the redesign and upgrade of the new retail space at Atlantis as well as ongoing maintenance capital spending at both properties. The Company expensed $0.9 million of interest in both the third quarter of 2022 and 2021.

During the third quarter of 2022, the Company made $38 million in principal payments on its Term Loan Facility. As of September 30, 2022, the Company had a net cash position, including cash and cash equivalents of $33.1 million and an outstanding principal balance of $27.0 million under its Term Loan, with no borrowings outstanding under its $70.0 million Revolving Credit Facility.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) our expected operating results; (ii) our belief that we are operating more efficiently and effectively than ever before; (iii) our belief that we have a long runway ahead to fully unlock Monarch Blackhawk’s potential ; (iv) our consideration of a full range of capital allocation options, including potential share repurchases and a potential dividend distribution ; (v) regarding the quality of our products and guest services in Reno and Black Hawk, including as premier destination gaming resorts in their respective markets; (vi) our expectations regarding our guests' acceptance of the expanded casino, new hotel and enhanced amenities at Monarch Black Hawk; and (vii) our expectations regarding our future position in, and share of, the gaming market and the quality of service we provide to our guests. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  continuing adverse impacts of COVID-19, including new variants, on our business, financial condition and operating results;
  continuing actions by government officials at the federal, state and/or local level with respect to steps to be taken, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders, in connection with COVID-19 and its variants;
  our ability to manage guest safety concerns caused by COVID-19 and its variants;
  our ability to effectively manage and control expenses during any temporary or extended shutdown periods;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any temporary or extended shutdowns;
  our ability to negotiate relief options and necessary amendments to our Term Loan Facility;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  claims for construction defects, breach of contract, breach of warranty, fraud, fraudulent inducement, negligence or other construction related claims that we may have in connection with construction and completion of Monarch Casino Resort Spa Black Hawk and any adverse impacts on operations required to correct the same;
  our litigation against the general contractor of Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., in the above-mentioned litigation in which litigation the parties are preparing for trial in 2023;
  our potential need to post bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems and delays; shortages of materials or skilled labor; environmental, health and safety issues; weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans and subsequent debt reduction;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation to address budgetary and other impacts relating to COVID-19;
  the potential of increased regulatory and other burdens to address the direct and indirect impacts of COVID-19;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  broad-based inflation, including wage inflation; and
  the impact of the events occurring in Eastern Europe and the conflict taking place in Ukraine.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada, and the Monarch Casino Resort Spa Black Hawk in Black Hawk, Colorado, approximately 40 miles west of Denver. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

The Atlantis features approximately 61,000 square feet of casino space; 818 guest rooms and suites; eight food outlets; two gourmet coffee and pastry bars; a 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,400 slot and video poker machines; approximately 37 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room.

The Monarch Black Hawk features approximately 60,000 square feet of casino space; more than 1,100 slot machines; approximately 40 table games; a live poker room; a keno; and a sports book. The resort also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine). The resort offers 516 guest rooms and suites, banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and pool facility located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni, Richard Land, James Leahy
JCIR
212/835-8500 or mcri@jcir.com

- financial tables follow -

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

Revenues
Casino	$76,909	$63,931	$203,605	$168,515
Food and beverage	31,312	25,971	85,818	64,293
Hotel	20,785	17,336	54,274	39,924
Other	4,721	4,392	13,637	11,577
Net revenues	133,727	111,630	357,334	284,309

Operating expenses
Casino	25,474	21,297	71,156	53,219
Food and beverage	22,665	20,148	65,297	51,748
Hotel	7,117	6,668	19,183	16,308
Other	2,383	2,120	6,712	5,632
Selling, general and administrative	25,651	21,690	72,931	62,222
Depreciation and amortization	11,183	9,434	32,245	28,308
Other operating items, net	2,898	1,233	6,444	2,799
Total operating expenses	97,371	82,590	273,968	220,236
Income from operations	36,356	29,040	83,366	64,073

Interest expense	(870)	(891)	(2,220)	(3,786)
Income before income taxes	35,486	28,149	81,146	60,287
Provision for income taxes	(7,993)	(5,835)	(16,100)	(11,670)
Net income	$27,493	$22,314	$65,046	$48,617

Earnings per share of common stock
Basic	$1.45	$1.20	$3.43	$2.62
Diluted	$1.41	$1.15	$3.33	$2.51

Weighted average number of common shares and potential common shares outstanding
Basic	18,999	18,640	18,952	18,573
Diluted	19,503	19,423	19,559	19,395

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	September 30, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$33,139	$33,526
Receivables, net	9,920	8,881
Income taxes receivable	24,646	26,946
Inventories	6,534	7,159
Prepaid expenses	7,749	7,552
Total current assets	81,988	84,064
Property and equipment, net	581,183	580,807
Goodwill	25,111	25,111
Intangible assets, net	383	477
Total assets	$688,665	$690,459
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$26,237	$20,000
Accounts payable	16,510	18,575
Construction accounts payable	49,648	58,891
Accrued expenses	47,622	42,967
Short-term lease liability	538	745
Total current liabilities	140,555	141,178
Deferred income taxes	19,617	19,617
Long-term lease liability	13,123	13,498
Long-term debt, net	-	68,152
Total liabilities	173,295	242,445
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;	191	191
19,096,300 shares issued; 18,894,736 outstanding at September 30, 2022;
18,764,540 outstanding at December 31, 2021
Additional paid-in capital	47,254	41,426
Treasury stock, 201,564 shares at September 30, 2022; 331,760 shares at December 31, 2021	(7,859)	(4,341)
Retained earnings	475,784	410,738
Total stockholders' equity	515,370	448,014
Total liabilities and stockholders' equity	$688,665	$690,459

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted EBITDA (1)	$51,694	$40,279	$125,497	$98,279
Expenses:
Stock based compensation	(1,257)	(572)	(3,442)	(3,099)
Depreciation and amortization	(11,183)	(9,434)	(32,245)	(28,308)
(Provision) for income taxes	(7,993)	(5,835)	(16,100)	(11,670)
Interest expense	(870)	(891)	(2,220)	(3,786)
Pre-opening expenses (2)	-	-	-	(2)
Construction litigation expenses (2)	(2,751)	(1,516)	(6,478)	(2,985)
COVID-19 expenses (2) (3)	-	-	-	(108)
Litigation proceeds, net (2)	-	334	42	334
Insurance claims proceeds (2)	-	100	-	100
Gain (loss) on disposition of assets (2)	(147)	(151)	(8)	(138)
Net income	$27,493	$22,314	$65,046	$48,617

  Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, pre-opening expenses, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
  Amount included in the "Other operating items, net" in the Consolidated Statement of Income.
  Includes equipment and supplies directly attributable to the pandemic for reopening of properties; such expenses are incremental to normal operations.